Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302-0954

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE SUSPENDS QUARTERLY DIVIDEND

BLOOMFIELD HILLS, MI, May 13, 2020 – Penske Automotive Group, Inc. (NYSE:PAG), a  diversified international transportation services company, today announced that its Board of Directors has suspended its cash dividend.  The company previously paid a quarterly dividend of $0.42 per share to shareholders on March 3, 2020.  The company estimates that the suspension of the dividend will preserve approximately $34 million in cash during the second quarter.  Commenting on the announcement, Chair Roger Penske said, “The decision to suspend the quarterly dividend is consistent with the other measures the company has implemented to mitigate the impact of Covid-19, including a hiring freeze, the deferral of approximately $150 million in capital expenditures, and the furloughing of 57% of its worldwide workforce, among others.”

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, the United Kingdom, Canada, and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

Find a vehicle:  http://www.penskecars.com

Engage Penske Automotive:  http://www.penskesocial.com

Like Penske Automotive on Facebook:  https://facebook.com/penskecars

Follow Penske Automotive on Twitter:  https://twitter.com/penskecars

Follow Penske Automotive on Instagram:    https://www.instagram.com/penskecars/

Visit Penske Automotive on YouTube:  http://www.youtube.com/penskecars

Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

# # #